Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 dated May 4, 2021) and related Prospectus of International Seaways, Inc. for the registration of 22,705,719 shares of its common stock and to the incorporation by reference therein of our reports dated March 12, 2021, with respect to the consolidated financial statements of International Seaways, Inc., and the effectiveness of internal control over financial reporting of International Seaways, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

May 5, 2021